SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF ROCKLAND

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ORANGE AND ROCKLAND UTILITIES, INC.      :

                         Plaintiff,      :
                                         :    Index No. 0623/94
             -against-                   :
                                         :    COMPLAINT
JAMES F. SMITH,                          :
                                         :
                         Defendant.      :
                                         :
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         Plaintiff, complaining of defendant, by and through its
attorneys, states the following upon knowledge with respect to itself and its own acts, and upon information and belief as to all other matters.

The Parties
         1. Plaintiff Orange and Rockland Utilities, Inc. ("O&R" or the "Company") is a New York corporation with its principal place of business at One Blue Hill Plaza, Pearl River, New York. O&R is an investor-owned utility serving over 254,200 electric customers and 108,200 natural gas customers in southern New York State, as well as in\adjacent sections of northern New Jersey and northern Pennsylvania.
         2. Defendant James F. Smith ("Smith") maintains his principal residence in Tuxedo Park, New York. From 1979 until 1993, Smith was Chairman of the Board of Directors (the "Board") and Chief Executive Officer of O&R.

         3. At all relevant times, Smith owed to O&R fiduciary duties, including the duty of loyalty, the duty of care, and the duty of candor.
         4. As described below, some of Smith's actions that are the subject of this complaint took place within the State of New York and County of Rockland, and all such acts caused injury to property within the State of New York and County of Rockland.

Summary of Claims
         5. In April 1979, Smith was appointed Chairman of the Board and Chief Executive Officer of O&R. In 1978, Thomas A. Griffin, Jr. ("Griffin"), now retired, had been appointed President of the Company.
         6. Upon assuming his new position and continuing throughout his tenure as Chief Executive Officer, Smith engaged in a continuing course of fraudulent and disloyal conduct designed to advance his own pecuniary and personal interests, in breach of his fiduciary duties to the Company, by systematically misappropriating Company funds, assets, and services for the personal benefit of himself, his family, his friends, and other persons and organizations with which he had a private relationship.
         7. Smith, aided by Griffin and others, carried out an ongoing scheme to defraud the Company by, inter alia, submitting or authorizing the submission of expense-related documents that failed to adequately document the use of Company funds or falsely represented the true purpose of expenditures, by causing services rendered on personal projects for himself, his children, or his wife to be processed as business projects, by causing or permitting false representations concerning officer expense audits to be made to the Audit Committee of the Board, by purporting to establish perquisites and policies for the benefit of officers without authorization or knowledge of the independent members of the Board, and by subverting the proper operation of the Company's accounting controls and internal auditing procedures.
         8. In order to facilitate and conceal his illegal activities, and to deter disclosure of them by others, Smith knowingly permitted, induced, and authorized the personal use of Company funds, assets, and services by other Company officers, including but not limited to Griffin and former Vice President Linda Winikow ("Winikow"), and used, or authorized the use of, Company funds to provide gifts, entertainment, and cash payments to certain lower-level employees who were in a position to know of these activities.
         9. In 1984, Smith recruited Winikow to join O&R in a specially-created position of Vice President for Corporate Policy and External Affairs, with responsibilities for corporate contributions, public relations, and political activities. Winikow was nominally assigned to report to the President of O&R, but in practice was answerable directly to Smith.

         10. Through Smith's acquiescence, or gross negligence in supervising Winikow's activities, Winikow was permitted to engage in illegal activities, including systematic abuse of her expense budget and misappropriation of O&R funds and resources for her own benefit, and violations of election and commercial bribery laws.
         11. On August 16, 1993, Winikow was arrested on charges of grand larceny, commercial bribery, and election law violations. On August\26, 1993, her employment was terminated for cause.
         12. Winikow was subsequently indicted, and on October 6, 1993, pleaded guilty to felony and other charges arising from her activities at O&R. Two former subordinates in O&R's Corporate Communications Department, headed by Winikow, were also arrested and charged, and pleaded guilty to certain illegal activities involving misuse or theft of O&R funds.
         13. On August 20, 1993, the Board created a Special Committee of the Board (the "Special Committee") to conduct an independent investigation of improprieties by Winikow, the Corporate Communications Department, and other officers or employees.
         14. As a result of that investigation, the Board discovered Smith's pervasive pattern of misconduct and fiduciary breaches described herein, which had been fraudulently concealed from the Board. On October\7, 1993, the Board delivered to Smith a Notice of Termination for Cause, which became fully effective on December\6, 1993.

Subversion of Internal Controls
         15.  In 1976, O&R established a restricted
disbursements account (the "Restricted Account") for the purpose of maintaining the confidentiality of certain corporate expenditures.
         16. As Chief Executive Officer, Smith permitted and fostered a practice of using the Restricted Account for confidential processing and payment of officers' travel, entertainment, and other expenditures which were claimed to be business expenses, many of which were not allowable expenditures under the Company's expense policies.
         17. From at least 1979 until 1993, Smith routinely submitted or caused to be submitted in his behalf, and knowingly authorized the submission by Griffin and other officers of, check requests, credit card approval sheets, petty cash reimbursement vouchers and other corporate records for reimbursement or payment of purported business expenses (hereinafter "expense reports") that failed to identify individuals who benefited from such expenditures, and failed to state, or falsely stated, a business purpose for such expenditures.

         18. In 1979, the Company's Manager of Internal Auditing, William Hallinan, was assigned responsibility for auditing expenditures that were processed through the Restricted Account, including officers' expenses. In reports to the Company Controller on his audits for the years 1979, 1980 and 1981, Hallinan noted an escalating pattern of deficiencies in the reporting and documentation of officer travel and entertainment expenses.
         19. Hallinan's report for 1981 specifically noted a lack of compliance with proper expense reporting procedures, including failures to submit receipts or to identify individuals entertained or the business purpose of travel and entertainment.
         20. In May 1982, Hallinan notified Griffin and Smith that he intended to send a copy of his 1981 audit report to the Audit Committee of the Board of Directors (the "Audit Committee"). Shortly thereafter Griffin informed Hallinan that he was being summarily removed as Manager of Internal Auditing.
         21. With Hallinan's removal from that position, Smith and Griffin were able to prevent, and did prevent, the communication to the Audit Committee of information about improper officer expense account practices, and deterred others in the Internal Audit Department, including Hallinan's successor, from investigating and reporting such improprieties in officers' expense accounts.
         22. In late 1988, the Board decided that the Audit Committee would review officer expenses at least annually.

         23. By this time, unknown to the Board, Smith had established a practice of charging and permitting other officers to charge expenses that were not allowable under existing Company policy and concealing and permitting others to conceal the true nature of such expenses by improper or inadequate documentation.
         24. In February 1989, Smith caused to be submitted to the Board for approval a new Company policy, which purported to define allowable business expenses incurred by officers, and to establish specific procedures for the reporting, authorization, and payment of such expenses (the "Officer Expense Policy").
The Officer Expense Policy required, inter alia, that all expenses be reasonable and necessary, and that they be described in reasonable detail, with a statement of business purpose and identity of each person entertained and accompanying receipts or other appropriate proof of the expenditure. The Officer Expense Policy also required the Internal Auditor to review officers' expenses and report on them annually to the Audit Committee.
         25.  In February 1989, the Board approved the new
Officer Expense Policy.
         26.  Thereafter, in June 1989, a purported
"supplement", or exception, to the Officer Expense Policy was issued at the direction of Smith. This purported supplement allowed officers to be reimbursed for entertainment expenses without submitting proper documentation of the persons entertained or the business purpose of such expenditures. Smith intentionally concealed from the independent members of the Board and the Audit Committee the issuance of this purported "supplement".
         27. The purpose of this purported supplement, issued at the direction of Smith, was to facilitate misleading representations to the Audit Committee that officer expenses were "properly recorded," when in fact such recording was not in compliance with the Officer Expense Policy that the Board had recently approved, and believed to be in effect. In particular, this purported supplement was intended to permit Winikow to continue to conceal the identities of political figures and others upon whom she expended Company funds, without disclosing to the Board that such information was being concealed.
         28. Facilitated by this purported supplement and with Smith's knowledge and approval, or through Smith's gross negligence in failing to supervise Winikow, Winikow engaged in a pattern of illegal contributions and political activities, and fraudulent misappropriation of O&R funds and services, until her arrest in August 1993.
         29. From 1989 until 1993, Smith permitted deceptive reports to be submitted to the Audit Committee, which stated that officers' expenses, including his own, Griffin's and Winikow's, were properly submitted, approved, recorded and supported, knowing such reports to be false and misleading.


Improper Conference and Travel Expenses

         30. Throughout his tenure as Chief Executive officer, in violation of his fiduciary duties and Company policy, Smith engaged in a pattern of extravagant and excessive expenditures of Company funds in connection with outside business conferences and Company-sponsored events, including, but not limited to, expenditures for first-class airfare, luxurious hotel accommodations, gift purchases, car rentals, and extravagant dining and entertainment, for Smith, his wife, and other officers and their spouses. Such lavish expenditures of Company funds in connection with business conferences and Company-sponsored events were neither necessary nor reasonable, conferred little or no benefit to O&R's business, and constituted waste of corporate assets.
         31. Such expenditures included, for example, approximately $20,000 paid by O&R in connection with costs for a "People to People" tour of Russia and Eastern Europe by Smith and his wife in November 1992 that had little or no relationship to O&R's business.
         32. Such expenditures also included, for example, extravagant amounts expended to sponsor functions at annual meetings for local officials, called the Association of Towns, including at least $10,300 paid by O&R between 1990 and 1993 alone for Smith's own hotel, meal, and entertainment charges, purportedly in connection with these meetings.

         33. On numerous occasions, Smith failed to account adequately for such expenses by failing to identify the specific business purpose for expenses incurred in connection with business conferences or the beneficiaries of such expenditures, or by failing to submit receipts or proper supporting documentation for such expenses.
         34. In addition, on numerous occasions, Smith intentionally misappropriated and converted Company funds to his own use by causing O&R to pay personal expenses incurred during vacations with his wife or other family members, or during unnecessary travel preceding or following purported business conferences.
         35. Smith concealed the personal purpose of such expenditures and caused them to be paid by O&R by intentionally submitting, or causing to be submitted, expense reports that falsely reported such expenses as business expenses incurred in connection with his attendance at a business conference, when in fact, they were incurred for the personal benefit of Smith, his family, or their personal friends. The transactions set forth in paragraphs 36 through 39 are examples of such misconduct.
         36. Smith caused O&R to pay personal expenses, including first-class airfare, car rental, hotel and meal expenses, incurred by him and his wife while on vacation in

France in October 1989, by falsely claiming on his expense reports that such expenses, totaling over $9,000, were incurred in connection with his attendance at a business conference.
         37. Smith caused O&R to pay personal expenses incurred by him and his wife during a three-day stay in Boston, Massachusetts in May\1991, including hotel and meal expenses, by falsely claiming on his expense reports that such expenses, totaling over $2,800, were incurred in connection with his attendance at a half-day financial conference.
         38. Smith caused O&R to pay personal expenses incurred by him and his wife, including airfare, car rental, hotel and meal expenses, incurred during a vacation in Canada in September and October of 1991, by falsely claiming on his expense reports that such expenses, totaling approximately $5,000, were incurred in connection with his attendance at the Canadian Energy Research Institute's International Oil and Gas Markets Conference in Calgary.
         39. Smith caused O&R to pay personal expenses incurred by him and members of his family during a 7 day trip to Paris from February\18-24, 1993, including first-class airfare, hotel and meal expenses, by falsely claiming on his expense reports that such expenses, totaling over $15,000, were incurred in connection with his attendance at a Liquified Natural Gas Conference held in Paris on February\16-19, 1993.

         40. As a result of Smith's fraudulent concealments and misrepresentations, the full extent of personal expenditures falsely claimed as conference-related business expenses and charged to O&R is peculiarly within the knowledge of Smith and known only to him at this time.

Personal Entertainment
         41. Throughout his tenure as Chief Executive Officer, in violation of his fiduciary duties and Company policy, Smith engaged in, and authorized other officers to engage in, a pattern of excessive and extravagant spending in connection with purported business entertainment, including but not limited to, hotel charges, dining expenses, theater and concert tickets, and parties. Such lavish expenditures of Company funds for "business" entertainment were neither reasonable nor necessary, conferred little or no benefit on O&R, and constituted waste of corporate assets.
         42. On numerous occasions, Smith failed to account adequately for his entertainment expenses, by failing to identify the specific business purpose or the persons entertained, or by failing to submit receipts or proper supporting documentation for the expense.
         43. In addition, on numerous occasions, Smith intentionally misappropriated and converted Company funds to his own use by causing O&R to pay entertainment expenses which had no legitimate business purpose but were incurred for the personal benefit of Smith, his family, friends, neighbors, and associates.
         44. Smith routinely concealed the personal nature of such expenditures by intentionally submitting, or causing to be submitted, expense reports that falsely reported that such expenses were business-related, in many instances characterizing such personal affairs as "business meetings," "community relations," or "community affairs." The transactions set forth in paragraphs 45 through 69 are examples of such misconduct.
         45. On at least nineteen occasions between 1988 and 1992, Smith caused O&R to pay his cost of entertaining friends during his month-long vacations in Maine, totaling at least $4,000, by falsely describing such restaurant meals and overnight accommodations for guests as "business meetings" on his expense reports.
         46. Throughout Smith's tenure as Chief Executive Officer, Smith caused O&R to pay personal expenses for the entertainment of Smith, his family, and friends at the Tuxedo Club and the Metropolitan Club, including charges for meals, bar bills, and recreation, by falsely representing such expenditures as "business expenses." For the years 1988 through 1993, Smith caused O&R to pay at least $20,000 for personal expenses incurred at his clubs.

         47. On numerous occasions, Smith caused O&R to pay for theater tickets for himself, his family, and friends, by concealing the personal nature of such entertainment. For the years 1990 through 1993, Smith caused O&R to pay at least $6,800 for theater tickets for the personal benefit of himself, his family, and personal friends.
         48. On numerous other occasions throughout his tenure as Chief Executive Officer, Smith caused O&R to pay for lavish social outings with his wife and friends, by falsely describing such social outings as "Business Meeting[s]" or otherwise intentionally concealing the personal nature of such expenses, as exemplified by the occasions described in paragraphs 49 through 62.
         49. On December 13-14, 1989, Smith caused O&R to pay $629.68 for hotel accommodations at the Mayfair Regent and $949.45 for a dinner at Le Cirque in New York City with friends, including Smith's personal physician, by falsely describing this occasion as a "Business Meeting" on his expense reports.
         50. On December 12-13, 1991, Smith caused O&R to pay $690.42 for hotel accommodations at the Mayfair Regent and $1,012.91 for a dinner at Bouley in New York City with friends, by falsely describing this occasion as a "Business Meeting" on his expense reports.
         51. Smith caused O&R to pay $547.46 for hotel accommodations for himself and his wife in New York City on December\1, 1992, and a meal, totaling $125.52, in New York

City the following day, by falsely claiming on his expense reports that such expenses were incurred in connection with his attendance at the Environmental Summit\'92, an event that took place outside of New York City.
         52. On December\18, 1987, Smith caused O&R to pay $1,273.30 for a meal with friends at the "21 Club" in New York City, by falsely representing the occasion as a "Business Meeting."
         53. On October\14, 1988, Smith caused O&R to pay $649.40 for a meal at Le Cirque in New York City with friends and fellow Tuxedo Club members, by falsely representing the occasion as a "Business Meeting."
         54. On December\15, 1988, Smith caused O&R to pay $512.00 for a meal with friends and fellow Tuxedo Club members at Montrachet in New York City, by falsely representing the occasion as a "Business Meeting."
         55. On April 8, 1989, Smith caused O&R to pay $2,217.91 for a meal at the Rainbow Room in New York City with friends and fellow Tuxedo Club members, by falsely representing the occasion as a "Business Meeting."
         56. On May 19, 1990, Smith caused O&R to pay $734.35 for a meal with friends and fellow Tuxedo Club members at Aureole in New York City, by falsely representing the occasion as a "Business Meeting."

         57. On October\11, 1990, Smith caused O&R to pay $974.05 for a meal with friends and fellow Tuxedo Club members at Le Cirque in New York City, by falsely representing the occasion as a business expense.
         58. On April\20, 1991, Smith caused O&R to pay $725.30 for a meal with friends and fellow Tuxedo Club members at Aureole in New York City, by falsely representing the occasion as a "Business Meeting."
         59. On July\11, 1991, Smith caused O&R to pay $666.36 for a meal with friends and fellow Tuxedo Club members, who were also members of Smith's wine club, at the 21 Club in New York City, by falsely representing the occasion as a "Business Meeting."
         60. On May\8, 1992, Smith caused O&R to pay $728.25 for a meal with friends and fellow Tuxedo Club members at the Buffet de la Gare in Hastings-on-Hudson, New York, by falsely representing the occasion as a "Business Meeting."
         61. On June\15, 1992, Smith caused O&R to pay $592.55 for a meal with friends and fellow Tuxedo Club members at Les Bons Copains in Suffern, New York, by falsely representing the occasion as a "Business Meeting."
         62. On April\21, 1993, Smith caused O&R to pay $416.28 for a meal with friends and fellow Tuxedo Club members at the Gotham Bar & Grill in New York City, by falsely representing the occasion as a "Business Meeting."

         63. On various occasions, Smith caused O&R to pay for purely social meals with an O&R employee and or his wife, who were both personal friends of Smith and his wife, by falsely describing such meals as a "Business Meeting". Examples of such meals during 1990 alone included, but were not limited to, the following:
              (a) On April 23, 1990, Smith caused O&R to pay $124.40 for a meal at Hana Restaurant, and an additional $35 in drinks, by falsely representing the occasion as a "Business Meeting";
              (b) On June 6, 1990, Smith caused O&R to pay $974.60 for a meal at Le Cirque in New York City, and an additional $100 in drinks, to celebrate his friends' wedding anniversary, by falsely describing the occasion as a "Business Meeting";
              (c) On June 15, 1990, Smith caused O&R to pay $395.26 for a meal at Michael's in New York City, by falsely describing the occasion as a "Business Meeting"; and
              (d) On October 12, 1990, Smith caused O&R to pay $473.00 for a meal at Chateau Hathorn in Warwick, New York, by falsely describing the occasion as a "Business Meeting".
         64. On numerous occasions, as exemplified in paragraphs 65 through 69 below, Smith caused O&R to pay his costs of entertaining friends and neighbors at private dinner or cocktail parties, by falsely representing such occasions as "Community Affairs" or otherwise concealing the personal nature of such expenses.
         65. For example, on or about June\11, 1988, Smith caused O&R to pay at least $5,500.00 for hors d'oeuvres, equipment rentals, flowers, and waiting staff, for a cocktail party for friends, neighbors and fellow Tuxedo Club members, by falsely representing this event as a reimbursable "Community Affairs Gathering" on his expense reports.
         66. On or about November\10, 1989, Smith caused O&R to pay at least $1,012.56 for food, equipment rentals, and flowers for a luncheon on a holiday weekend with friends and fellow Tuxedo Club members, by falsely describing the occasion as a "Business Meeting" on his expense reports.
         67. On or about October\1, 1988 Smith caused O&R to pay at least $325.00 for food and equipment rentals for a tail-gate party at an Army football game at West Point, New York, with friends and fellow Tuxedo Club members, by falsely representing the occasion as a reimbursable "gathering" on his expense reports.
         68. On or about October 10, 1992, Smith caused O&R to pay at least $735.50 for a Saturday party at his home for friends and fellow Tuxedo Club members, by falsely representing the occasion as a "Business Dinner Party" or a "Business Dinner Meeting."

         69. On or about May\17, 1993, Smith caused O&R to pay at least $750.00 for food and waiting services for a party at his home with friends and fellow Tuxedo Club members, by falsely representing the occasion as a "Business Dinner."
         70. As a result of Smith's fraudulent concealments and misrepresentations, the full extent of personal expenditures falsely claimed as business entertainment and charged to O&R is peculiarly within the knowledge of Smith and known only to him at this time.

Conference Center
         71.  O&R owns and maintains a lodge in Sullivan
County, New York for the purpose of providing facilities for training sessions, seminars, business conferences and other business meetings (the "Conference Center"). Officers of O&R were permitted occasional use of the Conference Center facilities on weekends for personal recreation at their own expense.
         72. On numerous occasions, Smith intentionally misappropriated and converted Company funds to his own use by causing the Company to pay expenses associated with his personal use of the Conference Center to entertain family, friends, and other personal associates, including members of his wine club, and failed properly to account for such expenses.
         73. Smith intentionally concealed the personal nature of such usage by submitting, or causing to be submitted, expense reports and Conference Center reservation forms that failed to report that the use was for personal purposes, or by affirmatively misrepresenting such use as a "Business meeting", or by omitting the identities of guests.
         74. Smith used the Conference Center for personal entertainment of friends or relatives on the weekends of January 21-22, 1989; January 19-21, 1990; February 9-11, 1990;
July 13-15, 1990; July 20-22, 1990; January 18-20, 1991;
February 8-10, 1991; July 12-14, 1991; October 11-13, 1991;
January 24-25, 1992; February 21-23; 1992; February 27-28,
1992; July 10-12, 1992; February 5-7, 1993; and July 9-11,
1993. On each such occasion, Smith failed to reimburse O&R for the costs it incurred and caused O&R to bear such costs, including a total of approximately $25,000 in food purchased for the above-listed weekends, in addition to the costs of wine and beverages consumed by guests and of staff to serve them.
         75. For example, Smith's use of the Conference Center on July 13-15, 1990, which was designated as a "Business meeting" on his expense report, was in fact a fiftieth birthday celebration for his wife, attended by friends and relatives. Smith caused O&R to pay $2,375.46 in food costs, including $1,060 in caviar, for this weekend birthday party, in addition to the costs of wine, beverages, and staff.
         76. Smith's use of the Conference Center the following weekend of July 20-22, 1990, which was not designated as personal on the Conference Center reservation form, was also to celebrate his wife's birthday with additional friends and relatives. Smith again caused O&R to pay $1,319.94 for food, in addition to the costs of wine, beverages, and staff, for this birthday party.
         77. Company policy explicitly states that an officer who sponsors and permits the use of the Conference Center by an organizational group unaffiliated with the Company shall be responsible for collection of a fee, set at $150 per day per person as of 1992, for such usage. Smith violated this policy and his fiduciary duties, by arranging for and authorizing the free use of the Conference Center and its staff on a number of occasions, including but not limited to August 24-27, 1990, August 23-25, 1991, August 28-31, 1992, and August 27-30, 1993,
by a drama group with which Smith's son was or had been affiliated, without requiring payment of approximately $20,000 in fees owing under Company policy.
         78. As a result of Smith's fraudulent concealments and misrepresentations, the full extent of his improper Conference Center usage and associated expenditures is peculiarly within the knowledge of Smith and known only to him at this time.

Gifts and Purchases of Merchandise
         79. Throughout his tenure as Chief Executive Officer, in violation of his fiduciary duties and Company policy, Smith regularly used and permitted others to use Company funds to purchase excessive and extravagant gifts and merchandise for outsiders, Company executives, and employees.
         80. On numerous occasions, Smith failed to properly account for such purchases, causing O&R to pay for such purchases without indicating the business purpose for the purchase, the quantity or unit price of such merchandise, the recipient of the gift, or without submitting a receipt or documentation supporting the purported purchase.
         81. For example, from 1988 through 1993, Smith made over 40 purchases, totaling at least $11,000, from such establishments as Tiffany & Co., Waterford Crystal, Ferragamo and D. Sokolin & Co., the business purpose of which was described only as "Employee Welfare."
         82. Smith violated his fiduciary duties and Company policy by regularly using O&R funds to reward his secretaries, drivers, and other employees who performed personal services for him and his family with lavish gifts, theater tickets, and other entertainment, and by making cash payments to such employees totaling in excess of $1,000 in each of the years 1989 through 1992, and by authorizing Griffin to do the same.
         83. In addition, on numerous occasions, Smith intentionally misappropriated and converted Company funds to his own use by causing O&R to pay for merchandise, including watches, holiday baskets, fine china, flowers, clothing, books, tapes, and electronic devices, which were purchased for the personal use and benefit of Smith, his family, and their personal associates.
         84. Smith intentionally concealed the personal nature of such expenses by submitting or causing to be submitted expense reports that falsely represented that such merchandise was purchased for business related reasons, when, in fact, the merchandise was received by Smith, his family, or his personal friends and associates.
         85. In each of the years 1988 through 1992, during the Christmas season, Smith caused O&R to pay for approximately $500 worth of plants and flowers for the decoration of his and his secretaries' homes, by falsely claiming that such purchases were a business expense.
         86. In 1991, Smith caused the Company to purchase numerous sets of Wedgewood china for the stated purpose of giving gifts to invitees to an annual Company-sponsored affair for select executives, employees, and outsiders, commonly referred to as the Tie Club. Smith distributed sets of such china as personal gifts to family, friends, and other persons who were not invited to the Tie Club affair, and numerous other sets remain unaccounted for.
         87. In 1992, Smith caused the Company to purchase Movado watches for the stated purpose of giving them as gifts to invitees to the annual Tie Club affair in that year. Smith distributed at least five such Movado watches as personal gifts to family members, and caused other Movado watches to be given to other non-invitees. Numerous other watches remain unaccounted for.
         88. In each of the years 1985 through 1992, Smith caused the Company to purchase numerous holiday gift baskets, for the stated purpose of giving them as Company Christmas gifts to officers, directors, and others with business affiliations to O&R. During these years, Smith distributed many of these baskets, worth approximately $30,000, as personal gifts to family, friends, and other associates.
         89. In September 1990, Smith caused the Company to reimburse him for $1,750 assertedly spent to purchase paintings from a gallery in Maine to be given as wedding presents by him and his wife. Smith intentionally concealed the true purpose of such purchases and failed to submit any receipt verifying or identifying such purchases.
         90. Smith misappropriated and converted to his own use furniture owned by O&R, by causing O&R furniture stored in a Company warehouse to be delivered to Smith's vacation home in Kennebunkport, Maine, and to his son's home in New York City.
         91. As a result of Smith's fraudulent concealments and misrepresentations, the full extent of such improper use of merchandise purchased with Company funds is peculiarly within Smith's knowledge and known only to him at this time.


Personal Use of Company
Vendors, Employees, Assets, and Services

         92. Throughout his tenure as Chief Executive Officer, in violation of his fiduciary duties and Company policy, Smith used O&R's employees, facilities, and outside vendors for the personal benefit of himself, his wife and family, personal associates, and organizations with which Smith had a personal or private business relationship.
         93. Smith intentionally caused O&R employees, including Smith's secretaries and employees in the Corporate Communications and Facilities Services Departments, as well as non-employee drivers, to spend hundreds of hours processing and carrying out numerous personal requests from Smith. O&R has expended a substantial amount of money in compensation payments to Company personnel and drivers, both for time during regular business hours and for overtime work, for the handling of personal work and errands on behalf of Smith and Smith's family, or for services provided to organizations with which Smith had a personal or private business relationship.
         94. Smith knowingly authorized or permitted the issuance of corporate credit cards to his secretary and drivers, and improperly approved payment of any and all expenditures incurred by them using such cards, including expenses for the personal benefit of the card-holder, or for the personal benefit of Smith, his family, and his personal associates.

         95. On numerous occasions, Smith intentionally misappropriated and converted O&R funds to his own use by causing O&R to contract with and pay outside vendors and other third parties to provide goods and services for a variety of personal purposes unrelated to legitimate O&R business.
         96. Smith intentionally concealed the personal nature of such expenditures, in many instances directing or knowingly permitting invoices for such goods and services to be directed to O&R for payment. The transactions set forth in paragraphs 97 through 108 are examples of such misconduct.
         97. In or around February and March of 1991, Smith caused O&R to pay approximately $1,000 to an outside vendor for video reproduction work on a film produced by his son, for the purpose of advancing his son's film-making and acting career.
         98. In or around April 1993, for the same purpose, Smith caused O&R employees to rent and transport vehicles used by his son for the filming of a second movie, and caused O&R to pay approximately $4,500 in rental costs for the vehicles, approximately $2,000 for repair work for damages done to one of the vehicles while in the possession of his son, and additional amounts in parking violations incurred by his son while using such vehicles. When confronted by an O&R officer with the rental and repair charges, Smith reimbursed the Company for approximately $2,500 in additional charges, but denied responsibility for the remaining $6,500.

         99. Smith also permitted his son to use O&R's executive offices on a weekend in or around April 1993, for filming parts of his movie, and caused the Company to pay expenses associated with such use, including $1,317.57 for special weekend security and freight elevator usage, and approximately $350.00 to a vendor for supervising the filming.
         100. In 1983, Smith directed an employee in the Corporate Communications Department to arrange a summer job for his daughter at one of the Company's outside printing vendors, and caused O&R to reimburse the vendor for her salary.
         101. On several occasions, between 1987 and 1989, Smith caused O&R to pay an outside vendor for the printing of personal social stationery for himself and his wife, at a cost of at least $900.
         102. In or around June of 1992, Smith caused O&R to pay $1277.60 to an outside vendor for printing invitations to his son's engagement party.
         103. During 1990 and 1991, Smith caused O&R to pay over $2,500 to two outside printing vendors for printing services in connection with Smith's daughter's engagement and wedding celebrations.
         104. During 1991 and 1992, Smith caused O&R to pay outside vendors almost $400 for printing services in connection with events at the Tuxedo Park School with which Smith's wife was affiliated.

         105. Since at least as early as 1991, Smith has regularly caused O&R to pay for photography services, including film processing and development, for the personal benefit of Smith, his family, and his personal associates.
         106. From November 1992 until June 1993, Smith caused O&R to provide a Company-owned automobile for personal use by his son, and to pay $670 in New York City parking violations incurred by Smith's son while in possession of this automobile, and additional amounts for the use of the cellular phone in the car.
         107. On several occasions, from at least 1988 to 1993, Smith caused O&R to pay thousands of dollars to outside law firms for legal work done for the personal benefit of Smith, his family, and associates, including legal work for a private real estate partnership in which he and his wife were partners, and authorized such personal legal work to be done for other officers, including Griffin and Winikow, at Company expense, without approval or authorization from the Board.
         108. On several occasions, Smith made contributions of O&R cash, goods, or services to outside groups in which he and his family had personal or private business interests, without complying with Company policy requiring approval of corporate contributions, and in violation of legal and accounting requirements for reporting of corporate donations. Examples of outside groups to which Smith made such contributions included, but were not limited to, the Tuxedo Park School, with which Smith's wife was affiliated, the Drama League, with which Smith's son was or had been affiliated, and Carnegie Hall, which Smith and other O&R officers used primarily for personal entertainment.
         109. As a result of Smith's concealments and misrepresentations, the full extent of Smith's use of Company employees, services, and vendors for such personal projects is peculiarly within Smith's knowledge and known only to him at this time.

Wine
         110. On numerous occasions, in violation of his fiduciary duties and Company policy, Smith made or authorized excessive and extravagant purchases of wine with Company funds, purportedly for use at the Conference Center or at Company-sponsored events. Such lavish expenditures for wine, which totaled approximately $100,000 in 1990 through 1993 alone, were neither reasonable nor necessary, conferred little or no benefit on O&R, and constituted waste of corporate assets.
         111. Over $32,000 of such purchases made in the years 1990-1993 were made either without identifying the business purpose of such purchases or without submitting receipts or supporting documentation.
         112. Despite the regularity and magnitude of such purchases, Smith failed to require the maintenance of adequate controls, including an inventory, of wine purchases and usage. In consequence, much of the wine so purchased remains unaccounted for.
         113. On numerous occasions, Smith intentionally misappropriated and converted Company-owned wines to his personal use during personal outings at the Conference Centers or private entertainment of personal friends and neighbors at his home.

Obstruction of the Special Committee's Investigation
         114. After Winikow's arrest on August 16, 1993, in furtherance of his fraudulent scheme and in violation of his duty of candor, Smith engaged in a pattern of conduct which was intended to cover up his misappropriations from the Company and to mislead the Company's investigators regarding his actions.
         115. In or around May 1993, Smith caused O&R to pay $1,298 for the printing of campaign literature for his wife and her running mates in connection with her campaign for election as a Trustee of Tuxedo Park. On or about August 20, 1993, in an effort to create a false record of contemporaneous reimbursement, Smith submitted a check, back-dated to July 29, 1993, for the cost of this literature.
         116. In several instances, Smith sought to alter evidence of his personal use of Company vendors by causing such vendors to give credits to O&R on current bills for payments that had been made for his benefit through prior billings. The transactions set forth in paragraphs 117 through 119 are examples of such acts of concealment.
         117. In or around July 1992, Smith had caused O&R to pay a vendor approximately $675 to transport furniture and other items to his vacation home in Kennebunkport, Maine. In or around May 1993, Smith had caused O&R to pay this vendor an additional $925 to transport furniture and other items to his vacation home in Maine. On or about September 30, 1993, Smith caused the moving company to issue a credit to O&R in the amount of $1,600, and to create and send a new bill to him.
         118. In or around July 1992, Smith had caused O&R to pay a cleaning contractor $1,763.64 for cleaning his home. On or about September 30, 1993, Smith caused the cleaning contractor to issue a credit to O&R in the amount of $1,763.64.
         119. In May 1993, Smith had caused O&R to pay an outside law firm $6,537.65 in legal fees for legal work done in connection with a private real estate venture in which Smith, his wife, and two personal friends were partners. In September 1993, Smith caused the law firm to be instructed to issue a credit in the amount of $6,537.65 on its September 1993 bill to O&R, and to prepare and send a new bill to Smith.
         120. Smith also sought to conceal evidence of ongoing misappropriations by halting the issuance of invoices for personal work that were originally intended to be sent to O&R, and causing such invoices to be sent directly to him. The transactions set forth in paragraphs 121 through 123 are examples of such acts of concealment.
         121. On or about August 9, 1993, Smith had caused the Company to order personal stationery for him and his wife from a Company vendor at a cost of $1,161.35, intending that the bill be sent to and paid by O&R. On or about August 25, 1993, Smith caused the vendor to be instructed not to send the invoice to O&R, as intended, but to direct it to Smith at his home.
         122. In or around July 1993, Smith had caused the Company to order stationery design work at a cost of $115.00 for a Rockland County Garden Club in which his wife was a member, intending that the bill be sent to and paid by O&R. Shortly after Winikow's arrest on August 16, 1993, Smith caused the vendor to be instructed not to send the invoice to O&R, as intended, but to direct it to Smith's home.
         123. In or around July 1993, Smith had caused the Company to order graphic design work at a cost of $175.00, for an event at the Tuxedo Park School, for the benefit of his wife, intending that the bill be sent to and paid for by O&R. Shortly after Winikow's arrest on August 16, 1993, Smith caused the vendor to be instructed not to send the invoice to O&R, as intended, but to direct it to Smith's home.
         124. On or about July 13, 1993, Smith had caused the Company to order printing work at a cost of $500.00 for the benefit of his wife, for an event at the Tuxedo Park School, intending that the bill be sent to and paid by O&R. On or about September 1, 1993, Smith caused O&R employees to alter the accounting designation to a charitable contribution account number, and to reroute the invoice from the Corporate Communications Department, where it was originally sent, to the Corporate Contributions Department.
         125. In or around July 1993, Smith had caused the Company to order paper at a cost of $322.70 for the benefit of his wife, for an event at the Tuxedo Park School, intending that the bill be sent to and paid by O&R. On or about August 26, 1993, Smith caused O&R employees to alter the accounting designation to a charitable contribution account number and to reroute the invoices through the Corporate Contributions Department.
         126. In an interview on September 20, 1993 with independent investigators retained by the Special Committee, while Smith was still Chief Executive Officer of O&R, Smith made numerous false or misleading statements designed to obstruct the investigation.
         127. In an effort to control the conduct of the investigations and the Company's response to inquiries by public authorities, Smith caused O&R to retain an outside law firm with which he and other O&R officers had long-standing personal and attorney-client relationships, to represent the

Company in connection with the investigation. Smith intentionally misrepresented to the Board, and caused others to misrepresent, the extent of such relationships, and concealed and caused others to conceal potential conflicts of interest that could jeopardize an independent investigation of officer misconduct.
         128. When these misrepresentations and concealments were discovered, the Board was required to replace that law firm, resulting in substantial costs, to insure the integrity of the Special Committee's investigation.

Injury To Plaintiff
         129. As a result of Smith's actions or failures to act described herein, Smith has caused, and will cause, O&R to suffer substantial losses and damages including but not limited to (i)\the amounts of Company funds, goods, and services wasted and misappropriated by Smith and other officers and employees;
(ii) the costs incurred by O&R in responding to public authorities conducting civil and criminal investigations and proceedings; (iii) the costs of defending private lawsuits brought by shareholders and ratepayers and of any relief that may be awarded in such actions; (iv)\the Company's cost of investigating Smith's wrongdoing at O&R, including attorneys' fees and accountants' fees; (v)\the costs of any penalties or corrective action imposed or that may be imposed by the Public Service Commission or other regulatory and law enforcement authorities; and (vi)\the substantial adverse effect on O&R arising from adverse publicity, loss of credibility with regulatory authorities, loss of business reputation, and from adverse effects on employee morale.

               AS AND FOR A FIRST CAUSE OF ACTION
         (For Breach of the Fiduciary Duty of Loyalty)

         130. Plaintiff repeats and realleges each and every allegation set forth in paragraphs\1 to 129 as though set forth here in full.
         131. Smith violated his duty of loyalty to O&R by knowingly and wilfully misappropriating O&R funds and authorizing misappropriations by others, through the submission of false and inaccurate expense reports seeking reimbursement for non-business expenses, and by the use of O&R personnel, assets, and resources for the personal benefit of Smith, his family, and his personal associates.
         132. Smith violated his duty of loyalty to O&R by knowingly and wilfully making, authorizing and approving excessive and extravagant expenditures of O&R funds.
         133. Smith violated his duties of loyalty to O&R by knowingly and wilfully failing to institute and maintain proper accounting and management controls and interfering with the proper operation of existing accounting and management controls, by knowingly and wilfully concealing material information from the Board and its Committees, interfering with and obstructing the Company's investigation, and by knowingly and wilfully making or permitting others to make false or misleading representations to the Board or its Committees.


              AS AND FOR A SECOND CAUSE OF ACTION
           (For Breach of the Fiduciary Duty of Care)

         134. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 to 129 and 131 through 133, as though set forth here in full.
         135. Smith violated his duty of care to O&R by failing to institute and maintain proper controls over the Restricted Account, failing to institute and maintain adequate management and accounting controls, permitting the subversion of controls approved by the Board, and failing to supervise subordinate employees, including Winikow.


               AS AND FOR A THIRD CAUSE OF ACTION
          (For Breach of the Fiduciary Duty of Candor)


         136. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 through 129, 131 through 133, and 135, as though set forth here in full.
         137. Smith violated his duty of candor by knowingly and wilfully submitting, causing the submission of, and permitting or authorizing the submission of false and misleading expense reports, and by otherwise concealing the personal use by him and others of Company funds, goods, services, employees, vendors, and services.

         138. Smith violated his duty of candor to O&R by knowingly and wilfully making, and causing or permitting to be made, false and misleading representations to, and by otherwise concealing or withholding accurate information from, the Board, its committees, and representatives.
         139. Smith violated his duty of candor by knowingly and wilfully causing the alteration or creation of misleading records concerning his use of Company funds and assets.

              AS AND FOR A FOURTH CAUSE OF ACTION
            (For Inducing Breach of Fiduciary Duty)


         140. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 through 129, 131 through 133, 135, and 137 through 139, as though set forth here in full.
         141. Smith knowingly and wilfully induced officers and employees of O&R to violate their fiduciary duties of loyalty, candor, and care, by inducing and authorizing such officers and employees to engage in improper expenditures of O&R funds on behalf of themselves or Smith, to conceal such expenditures, and to fail to properly account for such expenditures, and by causing or permitting such officers and employees to make false and misleading representations to, or by otherwise concealing or withholding accurate information from, the Board, its committees, and representatives.

               AS AND FOR A FIFTH CAUSE OF ACTION
                          (For Fraud)


         142. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 to 129, 131 through 133, 135, 137 through 139, and 141, as though set forth here in full.
         143. With intent to defraud O&R of money, services, and other things of value, Smith knowingly and willfully submitted, or caused to be submitted in his behalf, expense reports and work orders which contained false and inaccurate representations concerning the true nature and purpose of expenditures and work by O&R, or which otherwise concealed information necessary to make such reports accurate, as specifically set forth above.
         144. In furtherance of his scheme to defraud O&R, Smith knowingly and willfully made and caused to be made to the Board false representations, and concealed and caused to be concealed from the Board truthful information concerning the fraudulent and illegal expenditures and activities of Smith and other officers, and the existence and efficacy of policies, procedures, and controls which might have led to the detection of such fraudulent and illegal activities, as also specifically set forth above.
         145. By such affirmative misrepresentations and concealments, Smith was able to engage in a continuing pattern of fraudulent conduct until 1993, when some of his activities were discovered. Because of such affirmative misrepresentations and concealments, the full extent of Smith's fraudulent activities is peculiarly within his knowledge and is yet to be discovered.

               AS AND FOR A SIXTH CAUSE OF ACTION
              (For Waste of O&R Funds and Assets)

         146. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 to 129, 131 through 133, 135, 137 through 139, 141, and 143 through 145, as though set forth here in full.
         147. Throughout his tenure as Chief Executive Officer, Smith wasted Company funds and assets by knowingly engaging in, and knowingly authorizing other officers and employees to engage in, a pattern of excessive and extravagant spending, in connection with, inter alia, travel, dining, entertainment, gift purchases, wine purchases, and Company-sponsored events, which conferred little or no benefit to O&R.

              AS AND FOR A SEVENTH CAUSE OF ACTION
         (For Conversion of Property Belonging to O&R)

         148. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 to 129, 131 through 133, 135, 137 through 139, 141, 143 through 145, and 147, as though set forth here in full.
         149. By reason of the acts set forth above, Smith knowingly and wilfully diverted for his own use and benefit, monies, property, and services rightfully belonging to O&R, to the exclusion of O&R's exclusive rights of ownership to such monies, properties, and services, thereby converting O&R's property.

              AS AND FOR AN EIGHTH CAUSE OF ACTION
         (For an Accounting of O&R Property and Funds)


         150. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 through 129, 131 through 133, 135, 137 through 139, 141, 143 through 145, 147 and 149, as though set forth here in full.
         151. At all relevant times, Smith was an officer and director of O&R, and therefore had a duty to account for all O&R funds and property entrusted to his use and care.
         152. On numerous occasions, from 1979 through October 7, 1993, Smith expended or caused the expenditure of O&R funds in connection with purchases of goods and services such as wines, merchandise, flowers, supplies, printed materials, books, electronic devices and equipment, airline tickets, hotel accommodations, food, beverages, furnishings, and other items, without adequately and properly accounting for the purchase, consumption, or use of such goods and services.
         153. Smith is required to render an accounting for all such expenditures of Company funds, and use of Company property and services, and is responsible to O&R for all amounts and items which cannot be properly accounted for.


               AS AND FOR A NINTH CAUSE OF ACTION
                    (For Unjust Enrichment)

         154. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 to 129, 131 through 133, 135, 137 through 139, 141, 143 through 145, 147, 149, and 151 through 153, as though set forth here in full.
         155. By reason of the acts set forth above, Smith, through his fraudulent and improper conduct and breaches of fiduciary duty, was unjustly enriched at the expense of O&R, and equity and good conscience require that Smith make restitution to O&R for the amount of any unjust enrichment.


         WHEREFORE, O&R respectfully requests judgment against Smith for the following relief:
         (1) Compensatory damages in an amount not less than $5 million including, but not limited to, the following:
              (i) the amounts of Company funds, goods, and services that were misappropriated, wasted, converted, or obtained through fraudulent conduct by Smith;
             (ii) the amounts of Company funds, goods, and services that were misappropriated, wasted, converted, or obtained through fraudulent conduct by O&R officers or employees as a result of Smith's acts or failure to act;
            (iii) all costs incurred by O&R in responding to authorities conducting civil and criminal investigations and proceedings;

             (iv) all costs of defending private lawsuits brought by shareholders or ratepayers as a result of Smith's acts or failures to act and any relief that may be awarded in such actions;
              (v)  all costs of investigating Smith's
         wrongdoing at O&R, including attorneys' fees and accountants' fees; and
             (vi) the costs of any penalties or corrective action imposed or that may be imposed by the Public Service Commission or other regulatory and law enforcement authorities as a result of Smith's acts or failures to act;
         (2)  Punitive damages;
         (3) Forfeiture of Smith's compensation during the period or periods of his disloyalty;
         (4)  An accounting by Smith;
         (5)  Restitution;
         (6) The costs of this suit, including reasonable attorneys' fees; and
         (7) Such further and additional relief as this Court shall deem just and proper.

Dated:  March 16, 1994

                                      HUGHES HUBBARD & REED
                                      One Battery Park Plaza
                                      New York, New York  10004
                                      (212) 837-6000

                                      Attorneys for Plaintiff
                                      Orange and Rockland
                                        Utilities, Inc.